Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Announces Management Changes

SAN JOSE, Nov. 8, 2004 – Knight Ridder (NYSE: KRI) Chairman and CEO Tony Ridder announced today a reorganization of the company’s senior management that included these changes:

Art Brisbane, currently president & publisher of The Kansas City Star, and Hilary Schneider, currently president and CEO of Knight Ridder Digital (KRD), will become senior vice presidents of the company. Steve Rossi, currently, president of the Newspaper Division, will become the senior vice president/CFO. All three will report to Tony Ridder.

In the new structure, Brisbane and Schneider will share responsibilities for Knight Ridder’s Newspaper Division. The vice presidents for News, Circulation and Production will report to Brisbane. The vice president for Marketing will report to Schneider. The Vice President for Technology will report jointly to Schneider and to Tony Ridder.

Newspapers in Philadelphia, Kansas City, Fort Worth, Charlotte and St. Paul will report to Brisbane. Newspapers in San Jose, Contra Costa, Miami, Detroit, Akron and Lexington will report to Schneider.

Brisbane will have oversight of the company’s 17 mid-sized and small markets. Newspapers in those markets will continue to report to Vice President/Operations Mac Tully. Schneider will have oversight of KRD and its partnerships (e.g. CareerBuilder, CrossMedia Services).

Tony Ridder said, “This is excellent news for Knight Ridder. Three unusually talented individuals will fill three of the most critical positions in our company.

“Art Brisbane has been an outstanding publisher in every respect since he assumed the job in Kansas City seven years ago. He has extensive newsroom background, including five years as executive editor of the Kansas City Star. With his current position, he has added a wide range of operational knowledge and an estimable record of community involvement to his experience. All of this, combined with the wide respect he already enjoys throughout the company, will enable him to hit the ground running in this greatly expanded role.

“Hilary Schneider has done a first-rate job with KRD, rapidly expanding its revenue, reach and profitability, while simultaneously moving it in a variety of new directions. She spent her early years in investment banking, later moving to Times-Mirror, where she became general manager of The Baltimore Sun. Subsequently, she was CEO of Red Herring Magazine. It’s a range of experience that positions her exceptionally well to understand the challenges of communications in the 21st century.

“Steve Rossi has led our Newspaper Division with skill and vision during the most difficult period for the newspaper advertising economy in memory. His capacity for organizational and strategic thinking are in large part responsible for an expanded corporate marketing function and much-improved data reporting, among many contributions. Steve’s outstanding analytical abilities, combined with more than 17 years of operational experience, ensure that he will be an exceptionally strong CFO.”

The changes are effective Jan. 1.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.7 million daily and 12.6 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 100 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.